Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NEOLEUKIN THERAPEUTICS, INC.

NEOLEUKIN THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: The current name of the Company is Neoleukin Therapeutics, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 25, 2007 under the name Aquinox Pharmaceuticals (USA) Inc. The Company filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation of the Company on March 12, 2014 under the name Aquinox Pharmaceuticals, Inc., as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on August 9, 2019 under the name Neoleukin Therapeutics, Inc. and the Certificate of Amendment filed with the Secretary of State of the State of Delaware on November 13, 2019 (as so amended, the “Restated Charter”).

SECOND: Article I of the Restated Charter is hereby amended and restated to read in its entirety as follows:

“I.

The name of this corporation is NEUROGENE INC. (the “Company”).”

THIRD: Article IV, Section A is hereby amended and restated to read in its entirety as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 505,000,000 shares. 500,000,000 shares shall be Common Stock, each having a par value of $0.000001 per share. 5,000,000 shares shall be Preferred Stock, each having a par value of $0.000001 per share.”

FOURTH: Article IV, Section D of the Restated Charter is hereby amended and restated to read in its entirety as follows:

“D. Upon the effectiveness of this Certificate of Amendment of the Restated Charter (the “Effective Time”), and without further action on the part of the Company or the Company’s stockholders, every four (4) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock or treasury share, as applicable, without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Time, subject to the treatment of fractional share interests as described below (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.000001 per share. No fractional shares shall be issued as a result of the Reverse Stock Split at the Effective Time. In lieu thereof, such stockholders who would otherwise be entitled to receive a fractional share shall be entitled to receive a cash payment (without interest and subject to withholding taxes) at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported on the Nasdaq Stock Market LLC, on the last trading day prior to the Effective Time (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Board of Directors), as adjusted in good faith by the Company to account for the reverse stock split ratio. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above.”

FIFTH: The foregoing amendments were duly adopted by the Board of Directors of the Company in accordance with Sections 141 and 242 of the Delaware General Corporation Law and were approved by the holders of the requisite number of shares of capital stock of the Company.

SIXTH: This Certificate of Amendment of the Restated Charter shall be effective at 12:02 a.m., Eastern Time, on December 18, 2023 following its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 15th day of December, 2023.

NEOLEUKIN THERAPEUTICS, INC.

/s/ Donna Cochener
Name: Donna Cochener
Title: Interim Chief Executive Officer, General Counsel